Exhibit 99.1
NEWS RELEASE

Contacts:	Commerce Energy Group, Inc. Linda Ames Corporate Communications 714-259-2539 lames@CommerceEnergy.com
PondelWilkinson Inc. Robert Jaffe/Angie Chen 310-279-5980 rjaffe@pondel.com / achen@pondel.com
COMMERCE ENERGY
ENGAGES A FINANCIAL ADVISOR
COSTA MESA, CA — September 18, 2007 — Commerce Energy Group, Inc. (AMEX: EGR), a leading independent U.S. electricity and natural gas marketing company, today announced that it has engaged RBC Capital Markets Corporation to provide general and strategic advisory services to the Strategic Opportunities Committee of the Board. Among the services that RBC will provide is an evaluation of the company’s strategic alternatives for enhancing stockholder value.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (“Commerce”) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers. Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.